Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-230585 and 333-225958) pertaining to the Forty Seven, Inc. 2018 Equity Incentive Plan and the Forty Seven, Inc. 2018 Employee Stock Purchase Plan and in the Registration Statements on Form S-3 (Nos. 333-232498, 333-235458, and 333-235877) of Forty Seven, Inc. of our report dated March 20, 2020, with respect to the financial statements of Forty Seven, Inc. included in this Annual Report (Form 10-K) of Forty Seven, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

San Jose, California

March 20, 2020